Exhibit 10.29
CONFIDENTIAL TREATMENT REQUESTED UNDER
17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.24b-2.
[*****] INDICATES OMITTED MATERIAL THAT IS THE
SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST
FILED SEPARATELY WITH THE COMMISSION.
THE OMITTED MATERIAL HAS BEEN FILED
SEPARATELY WITH THE COMMISSION.
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SPECTRUM AGREEMENT
This Spectrum Agreement, (the “Agreement”), is entered into by and between Google Inc., a Delaware corporation (“Google”), and Clearwire Communications LLC, a limited liability company formed under the laws of Delaware (“Customer”), and is effective as of November 28, 2008 (“Effective Date”).
1. Generally.
1.1. As described in this Agreement, Customer and Google have agreed to pursue certain opportunities relating to alternative uses of Customer’s excess 2.5GHz spectrum in the United States as set forth below. The parties have entered into this Agreement to set forth their mutual understanding of the relationship between Google and Customer with respect to alternative uses of Customer’s excess 2.5GHz spectrum in the United States.
2. Nature of spectrum collaboration.
2.1. The parties agree that Customer (and any successor, assignee, acquirer or transferee of Newco’s spectrum) intends to use its 2.5 GHz spectrum in the U.S. for managed, facilities-based communications services, utilizing mobile WiMax technology and otherwise. All such use is defined in this Agreement as “Primary Use.” Any use of Newco’s U.S. 2.5 GHz spectrum that is other than for Primary Use will be defined in this Term Sheet as “Secondary Use.”
2.2. Customer will make available to Google certain of its excess 2.5GHz spectrum in one or more markets as mutually agreed, for the experimental purposes described in Sections 2.5, 3 and 4 of this Agreement. Pursuant to Section 4, following successful completion of the trials described in Section 2.5, Customer will make its excess spectrum available across the United States for the purposes of developing Secondary Uses consistent with the uses described in this agreement.
2.3. All Secondary Use of spectrum will occur under the direction of a joint Customer/Google technology team, to be established pursuant to Section 8 of this Agreement. All Secondary Use will be subject to Customer’s approval, in accordance with all the provisions of this Agreement, and will not violate any of Customer’s contractual obligations, including spectrum leases and debt covenants, and will comply at all times with all applicable FCC rules.
2.4. At no time will Google undertake any Secondary Use of spectrum in a manner that would interfere with Customer’s Primary Use of its spectrum.
2.5. The parties agree to pursue in good faith a trial of methods whereby Customer’s excess spectrum will be made available to third parties for Secondary Uses through Google-developed or Google-sponsored technology. Such Secondary Use is to be in compliance with Section 2.4 of this Agreement

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and is to be technologically feasible, from Customer’s reasonable perspective. The trial will take place as set forth in Section 4 of this Agreement.
2.6. The actual availability of excess spectrum for Secondary Uses will be reasonably determined by NewCo based on Newco’s actual or planned use of its spectrum which will vary from time to time.
2.7. Both Parties agree that metrics will be put in place to provide for technical testing of the spectrum and the technology to be used. The joint Customer/Google technology team established under Section 8 of this Agreement will develop these metrics prior to the review of technical feasibility called for in Section 2.5.
3. Use of Spectrum.
3.1. Google will undertake experimental tests of different Secondary Uses of spectrum, including, but not limited to, [*****] (as discussed below in Section 4). Such tests will be at the discretion of Google and may involve varying amounts of spectrum, including [*****].
3.2. During the term of the Spectrum Agreement, Google and Customer will engage in experimental collaborations for new services, using excess spectrum available for Secondary Use.
3.3. Customer will make reasonable efforts to support Google’s experiments to find successful ways of implementing Secondary Uses.
4. [*****].
4.1. Google will use the spectrum provided by Customer, in part, to test the concept of [*****].
4.2. [*****].
4.3. [*****].
4.4. The trial provided for in this Section 4 may begin as soon as [*****] described in Section 4.3 has been determined and approved. The parties contemplate that the trial will be undertaken over a period of [*****].
4.5. Upon successful completion of the trial contemplated by this Section 4, showing that [*****] is functioning successfully, the parties agree that Customer will work with Google to allow for Secondary Use of spectrum nationwide, using Google technology. Successful completion of the trial will include Customer’s determination that the Secondary Use results in no interference with Customer’s Primary Use and is technologically feasible.

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5. Revenue.
5.1. The parties anticipate that all of the Secondary Uses to be implemented by Google will generate revenue.
5.2. The parties will share such revenue. They agree to negotiate the terms of such revenue sharing, on an equitable basis, with respect to each Secondary Use that is mutually agreed to be implemented.
5.3. In all circumstances, the parties agree that Secondary Uses of spectrum will be intended to provide Customer with an economic return that takes into account the fair value of the spectrum.
6. Term.
6.1. The initial term for this Agreement will be five (5) years from the execution of the Agreement.
6.2. No later than one hundred (180) days prior to the end of the initial term, the joint Customer/Google technology team will revisit the terms of Secondary Use and the results of all technology trials or implementations that have occurred.
6.3. During the last one hundred (180) days of the initial term, the parties will determine whether to extend the term of this Agreement and, if so, on what terms and conditions. Customer’s evaluation will include a consideration as to whether Google’s Secondary Uses generate an acceptable return on Customer’s investment in spectrum as compared to alternative opportunities to generate a return.
6.4. In the event of a breach of this Agreement by either party, the non-breaching party may provide written notice to the breaching party of such breach. In the event that the breaching party does not cure such breach within thirty (30) days of receiving the notice of breach, the non-breaching party may terminate this Agreement; provided, however that if such breach relates to an action that causes or is reasonably likely to cause material interference to Customer’s Primary Use or the loss of spectrum, this Agreement will terminate immediately if the action or inaction causing the breach continues more than 24 hours follow receipt of written notice.
7. Regulatory issues.
7.1. The parties will cooperate to ensure that all Secondary Use of spectrum comply with all applicable laws and all applicable FCC rules and regulations, as well as all leases or other agreements affecting the use of Customer’s spectrum.
7.2. The parties will cooperate and execute all documents necessary to ensure such compliance, including the preparation and filing of any required FCC applications to permit the Secondary Uses of spectrum described in this Agreement.

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8. Joint Customer/Google technology team.
8.1. The parties agree to form a joint technology team, comprised of three (3) representatives from each party, to manage the activities called for in this Agreement. Each party will designate individuals to serve on this team, and each party has the right to substitute new individuals as members upon written notice to the other party.
8.2. The joint technology team will be formed within sixty (60) days of the execution of the Agreement.
8.3. The members of the joint technology team will work cooperatively to implement the terms of this Agreement. They will serve as the first point of discussion between the parties for all issues related to the spectrum sharing provided for in this Agreement.
8.4. The parties, through the joint technology team, will devise a methodology for identifying spectrum available for Secondary Use. The methodology may include, among other things:
     (a) dynamic detection of available spectrum;
     (b) a process whereby Customer will provide written notification to Google of availability of spectrum for Secondary Use; and/or
     (c) a reasonable period of time, to the extent feasible, within which, after Customer has either begun or stopped using certain spectrum for Primary Use in a specific area, Customer will provide notice concerning the availability of this spectrum.
9. Confidentiality; Publicity.
9.1. Confidentiality. “Confidential Information” is information disclosed by one party (“disclosing party”) to the other party (“receiving party”) under this Agreement that is marked as confidential or would normally under the circumstances be considered confidential information of the disclosing party. This Agreement imposes no obligation upon a receiving party with respect to Confidential Information that: (i) is known at the time of the disclosing party’s disclosure thereof to the receiving party; (ii) is, or becomes, publicly known, through no fault of the receiving party subsequent to the time of the disclosing party’s disclosure thereof to the receiving party; (iii) is developed by the receiving party independently of, and without use of, the Confidential Information; (iv) is rightfully obtained by the receiving party from third parties authorized to make such disclosure without restriction; (v) is identified in writing by the disclosing party as no longer proprietary or confidential; or (vi) is required to be disclosed by law, regulation, or court order after giving reasonable notice to the disclosing party.
9.2. Duty of Confidentiality. The receiving party shall not disclose the disclosing party’s Confidential Information to any third party other than: (i) to the receiving party’s employees, agents, professional

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services advisors, and affiliates who need to know it and who have agreed in writing to keep it confidential. Those people and entities may use Confidential Information only to exercise rights and fulfill obligations under this Agreement. A receiving party will use the same degree of care, but no less than a reasonable degree of care, as the receiving party uses with respect to its own information of a similar nature to protect the Confidential Information and to prevent: (a) any use of Confidential Information in violation of this Agreement and (b) communication of Confidential Information to any unauthorized third parties.
9.3. Publicity. Neither party will issue any public announcement regarding the existence or content of this Agreement without the other party’s prior written approval.
10. Representations, Warranties and Disclaimer.
10.1. Each party represents and warrants that it has full power and authority to enter into the Agreement and that the execution and delivery of this Agreement, and the performance of its obligations hereunder, shall not constitute a breach or default of or otherwise violate any agreements to which either party is a party on the Effective Date. Except as expressly provided for herein, NEITHER PARTY MAKES ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NONINFRINGEMENT.
11. Indemnification.
11.1. Google Indemnity. (a) Google will indemnify, defend, and hold harmless Customer and its respective directors, officers, agents, and employees (collectively, “Customer Indemnitees”) from any third party lawsuit or proceeding brought against a Customer Indemnity based upon or otherwise arising out of a claim alleging facts that would constitute a breach of Google’s representations and warranties made in Section 10.
11.2. Customer Indemnity. (a) Customer will indemnify, defend, and hold harmless Google and its respective directors, officers, agents and employees (collectively “Google Indemnitees”) from any third party lawsuit or proceeding brought against a Google Indemnitee based upon or otherwise arising out of a claim alleging facts that would constitute a breach of Customer’s representations and warranties made in Section
11.3. General. (a) Indemnification provided under Sections 11.1 and11.2 shall be limited to (i) payment by the indemnifying party (“Indemnitor”) of all damages and costs finally awarded for such claim, (ii) all interim damages and costs that a court may require an Indemnitee to pay for such claim, (iii) settlement costs approved in writing by the Indemnitor, and (iv) costs incurred by the Indemnitee, if any, (including without limitation attorney fees) in the defense of the claim (b) The foregoing obligations shall exist only to the extent not prejudiced by any failure of the party seeking indemnification (“Indemnitee”) to: (i) promptly

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notify the Indemnitor of such claim, (ii) provide the Indemnitor with reasonable information, assistance and cooperation in defending the lawsuit or proceeding, and (iii) give the Indemnitor full control and sole authority over the defense and settlement of such claim; provided, however, that the Indemnitor may not settle any claim to the extent there is any acknowledgement of fault of the Indemnitee without the Indemnitee’s written consent, such written consent not to be unreasonably withheld or delayed. (c) As part of providing the reasonable information, assistance and cooperation described in (ii), the Indemnitee shall not be required to incur out of pocket costs, unless the Indemnitor agrees to reimburse the Indemnitee for such costs. The Indemnitee may join in defense with counsel of its choice at its own expense. The Indemnitor shall only reimburse the Indemnitee for expenses incurred by the Indemnitee with the Indemnitor’s prior written approval. Notwithstanding the foregoing, if the Indemnitor declines to assume full control of the defense and settlement of such claim, then the Indemnitor shall also be responsible for reasonable attorney fees incurred by the Indemnitee in the defense and settlement of the claim.
12. Limitation of Liability.
12.1. Limitation. SUBJECT TO SECTION 12.2, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST PROFITS, LOST REVENUE OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT OR TORT (INCLUDING PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN. SUBJECT TO SECTION 12.2, IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR ANY CLAIM ARISING OUT OF THIS AGREEMENT (WHEN AGGREGATED WITH THAT PARTY’S LIABILITY FOR ALL OTHER CLAIMS ARISING OUT OF THIS AGREEMENT) EXCEED $20,000,000.
12.2. Exclusions from Limitations. Unless and then only to the extent this Agreement expressly states otherwise, nothing in this Agreement shall exclude or limit either party’s liability for breaches of any confidentiality obligations contained in this Agreement or any amounts payable to third parties pursuant to the parties’ indemnification obligations hereunder.
12.3. Allocation of Risk. The parties agree that the mutual agreements made in this Section 12 reflect a reasonable allocation of risk, and that neither party would enter into the Agreement without these limitations on liability.
13. Miscellaneous.
13.1. Compliance with Laws. Each party shall comply with all laws, rules and regulations, if any, applicable to it in connection with the performance of its obligations under the Agreement.
13.2. Notices. All notices shall be in English and in writing and (a) if sent to Customer to the address of Customer’s corporate headquarters at 4400 Carillon Point, Kirkland, WA 98033 or as otherwise provided

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in writing for such notice purposes; provided, however, that all invoices and payments shall be sent to the attention of the Customer’s Finance department, all legal notices shall be sent to the attention of the Customer’s Legal department, and all other correspondence shall be sent to the attention of the manager specified in writing by Customer, and (b) if sent to Google at 1600 Amphitheatre Parkway, Mountain View, CA 94043 or as otherwise provided in writing for such notice purposes; provided, however, that all invoices and payments shall be sent to the attention of Google Finance, all legal notices shall be sent to the attention of the Google Legal Department, and all other correspondence shall be sent to the attention of the account manager specified in writing by Google. Notice shall be deemed given (i) upon receipt when delivered personally, or (ii) upon written verification of receipt from overnight courier, (iii) upon verification of receipt of registered or certified mail.
13.3. Assignment.
     (a) Generally. Neither party shall assign or otherwise transfer its rights or delegate its obligations under the Agreement, in whole or in part without the written consent of the other party. Any attempted assignment, delegation or transfer in derogation hereof shall be null and void. For purposes of this sentence, an assignment shall be deemed to include, without limitation, any transaction or series of transactions in which another party or parties acquire the direct or indirect power to direct the management and policies of a party or its assets, whether by way of merger, consolidation, change of control, sale of all or substantially all of a party’s securities or assets, contract, management agreement or otherwise.
     (b) Google Permitted Assignment. Notwithstanding Section 13.3(a), Google may assign its rights or delegate its obligations under this Agreement, in whole or in part, without the consent of Customer, to a wholly owned subsidiary of Google. Following an assignment by Google to a wholly-owned subsidiary of Google, Google shall not be relieved of and shall continue to be liable for all the obligations applicable to it hereunder, unless Customer provides written approval for the release of Google’s obligations.
     (c) Customer Permitted Assignment. Notwithstanding Section 13.3(a), Customer may assign this Agreement (in whole, but not in part) as part of a change of control (including by way of merger, reverse-triangular merger, consolidation, sale of stock, or sale of all or substantially all of its assets) without the consent of Google; provided, if the assignment does not occur by operation of law, the assignee must deliver to Google a written instrument agreeing to be bound by all of the terms and conditions applicable to Customer; provided further, that if (i) the change of control involves a competitor of Google (as reasonably determined by Google), (ii) Google has a reasonable belief that the assignee is not sufficiently capitalized, or (iii) Google has a reasonable good faith belief that the assignee does not have sufficient operational resources to fulfill its financial, indemnification and other obligations under this Agreement, then Google may elect to terminate this Agreement upon 90 days written notice without recourse or liability therefor.
13.4. Consultations. Before a party initiates legal action against the other arising from the Agreement, the matter in controversy shall first be referred to an officer of each party, who shall make good faith and reasonable efforts to resolve the matter.

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13.5. Governing Law. The laws of New York, excluding New York’s choice of law rules, and applicable federal U.S. laws shall govern the Agreement. Each party agrees to submit to the personal and exclusive jurisdiction of the state and federal courts located in the Southern District of New York. The parties specifically exclude from application to the Agreement the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act.
13.6. Equitable Relief. Either party may seek equitable relief, including temporary restraining orders or injunctions, in addition to all other remedies, available at law or under this Agreement.
13.7. Entire Agreement. The Agreement supersedes any other prior or collateral agreements, whether oral or written, with respect to the subject matter hereof. This Agreement, together with the other Agreements and Riders between the parties as of the date even herewith, constitutes the entire agreement between the parties with respect to the subject matter hereof.
13.8. Amendments. Any amendments or modifications to the Agreement must be in writing, refer to the Agreement, and be executed by an authorized representative of each party.
13.9. No Waiver. The failure to require performance of any provision shall not affect a party’s right to require performance at any time thereafter; nor shall waiver of a breach of any provision constitute a waiver of the provision itself.
13.10. Severability. If any provision is adjudged by a court of competent jurisdiction to be unenforceable, invalid or otherwise contrary to law, such provision shall be interpreted so as to best accomplish its intended objectives and the remaining provisions shall remain in full force and effect.
13.11. Survival. The following sections of this Agreement shall survive any expiration or termination of this Agreement: Sections 9 (Confidentiality), 10 (Representations, Warranties and Disclaimer), 11 (Indemnification), and 12 (Limitation of Liability).
13.12. Independent Contractors. The parties hereto are and shall remain independent contractors and nothing herein shall be deemed to create any agency, partnership, or joint venture relationship between the parties. Neither party shall be deemed to be an employee or legal representative of the other nor shall either party have any right or authority to create any obligation on behalf of the other party.
13.13. No Third Party Beneficiaries. The Agreement is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third party.
13.14. Force Majeure; Transmissions. Neither party shall be liable for failing or delaying performance of its obligations (except for the payment of money) resulting from any condition beyond its reasonable control, including but not limited to, governmental action, acts of terrorism, earthquake, fire, flood or other acts of God, power failures, and Internet disturbances; provided that such excusal from performance shall last only so long as such condition exists or so long as the excused party has had a reasonable opportunity to mitigate and/or eliminate the effect of such condition, whichever is shorter.

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13.15. Successors; Counterparts; Drafting; General. The Agreement (a) shall be binding on and inure to the benefit of each of the parties and their respective successors and assigns; (b) may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument; and (c) shall be construed as if both parties jointly wrote it.

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CLEARWIRE COMMUNICATIONS LLC		GOOGLE INC.

By:	/s/ Hope Cochran	By:	/s/ David Drummond

Name: Hope Cochran		Name: David Drummond

Title: Senior Vice President, Finance and Treasurer		Title: Senior Vice President, Corporate Development and Chief Legal Officer

Date: November 28, 2008		Date: November 28, 2008

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[Signature page to the Spectrum Agreement]